Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
	(732) 524-6623	(732) 524-6678
	(917) 697-2318 (M)	(908) 616-6250 (M)
Investor Contacts:	Louise Mehrotra	Sue Hohenleitner
	(732) 524-6491	(732) 524-3709

For Immediate Release

JOHNSON & JOHNSON COMPLETES DIVESTITURE OF
ORTHO-CLINICAL DIAGNOSTICS TO THE CARLYLE GROUP

New Brunswick, NJ, June 30, 2014 -- Johnson & Johnson (NYSE: JNJ) today announced that it has completed the divestiture of its Ortho-Clinical Diagnostics business to The Carlyle Group for approximately $4 billion, subject to customary adjustments.

Under the terms of the transaction, The Carlyle Group has acquired the Ortho-Clinical Diagnostics business, a global provider of solutions for screening, diagnosing, monitoring and confirming diseases. The Ortho-Clinical Diagnostics business generated net sales of approximately $1.9 billion in 2013.

Johnson & Johnson will discuss the financial impact of this divestiture during its scheduled quarterly earnings call on July 15, 2014.

About Ortho-Clinical Diagnostics, Inc.

Ortho-Clinical Diagnostics, Inc. delivers high-quality in vitro diagnostic products that give healthcare professionals around the world the knowledge they need to make better treatment decisions sooner. The company serves the global transfusion medicine community with donor screening and blood typing products to help ensure every patient receives blood that is safe, the right type and the right unit. Ortho-Clinical Diagnostics also brings sophisticated information management, testing technologies and automation and interpretation tools to clinical laboratories worldwide to help them run more efficiently and improve patient care. For more information, visit www.orthoclinical.com

About Johnson & Johnson

Caring for the world, one person at a time… inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 125,000 employees at more than 270 Johnson & Johnson operating companies work with partners in healthcare to touch the lives of over a billion people every day, throughout the world.

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